SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 26, 1999


                           BERGEN BRUNSWIG CORPORATION
             (Exact name of registrant as specified in its charter)


 New Jersey                          1-5110                       22-1444512
(State or other jurisdiction      (Commission                    (IRS Employer
 of incorporation)                File Number)                   Identification
                                                                 Number)


4000 Metropolitan Drive, Orange, California                        92868-3598
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code: 714-385-4000

Item 2.  Acquisition or Disposition of Assets

     On April 26, 1999, Bergen Brunswig Corporation, a New Jersey corporation (the "Registrant"), completed the merger (the "Merger") of its wholly-owned Peacock Merger Corp. subsidiary ("Subcorp") with and into PharMerica, Inc. ("PharMerica"). PharMerica was the surviving corporation of the Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the Agreement and Plan of Merger, dated as of January 11, 1999, by and among the Registrant, Subcorp and PharMerica (the "Merger Agreement"), each outstanding share of PharMerica's common stock, par value $.01 per share ("PharMerica Common Stock"), was converted into 0.275 (the "Exchange Ratio") of a share of the Company's Class A Common Stock, par value $1.50 per share (the "Bergen Common Stock"). Furthermore, each outstanding option to purchase PharMerica Common Stock (a "PharMerica Option") was converted into an option to purchase Bergen Common Stock (a "Bergen Exchange Option") and each outstanding warrant to purchase PharMerica Common Stock (a "PharMerica Warrant") was converted into a warrant to purchase Bergen Common Stock (a "Bergen Exchange Warrant"). Each Bergen Exchange Option and Bergen Exchange Warrant will entitle the holder to purchase a number of shares of Bergen Common Stock equal to the number of shares of PharMerica Common Stock subject to the related PharMerica Option or PharMerica Warrant, as the case may be, multiplied by 0.275; the per share exercise price of each Bergen Exchange Option and each Bergen Exchange Warrant is the exercise price of the related PharMerica Option or PharMerica Warrant, as the case may be, divided by 0.275.

     Pursuant to the terms of the Merger Agreement, approximately 26.3 million shares of Bergen Common Stock are issuable upon conversion of PharMerica Common Stock in the Merger and upon exercise of Bergen Exchange Options and Bergen Exchange Warrants. The Exchange Ratio was determined by arms-length negotiations between PharMerica and its advisors and the Registrant and its advisors. Additional information concerning the Merger and the transactions related thereto (including pro forma financial information and historical PharMerica financial information) is contained in the Registrant's Registration Statement on Form S-4 (Registration Number 333-74445) previously filed with the Securities and Exchange Commission on March 16, 1999.

Item 7.  Financial Statements and Exhibits

         (a) Consolidated Financial Statements of PharMerica Inc. and
             Subsidiaries:

              1. Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998

              2.  Consolidated  Balance Sheets as of December 31, 1997 and 1998.

              3. Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998

              4. Consolidated Statements of Cash Flows for the for the years ended December 31, 1996, 1997 and 1998

              5.  Notes to Consolidated Financial Statements

              6.  Report of Arthur Andersen LLP

              7. Report of Ernst & Young LLP

         (b)  Unaudited Pro Forma Condensed Combined Financial Information:

              1.  Introduction

              2. Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1998

              3. Unaudited Pro Forma Condensed Combined Statement of Earnings for the twelve months ended September 30, 1998

              4. Unaudited Pro Forma Condensed Combined Statement of Earnings for the three months ended December 31, 1998

              5. Notes to Unaudited Pro Forma Condensed Combined Financial Information

         (c)  Exhibits:

               2.1 Agreement and Plan of Merger, dated as of January 11, 1999, among the Registrant, Peacock Merger Corp. and PharMerica, Inc. is incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-74445) as filed with the Securities and Exchange Commission on March 16, 1999

              23.1  Consent of Arthur Andersen LLP

              23.2  Consent of Ernst & Young LLP

     (a) PharMerica Consolidated Financial Information

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of PharMerica, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheets of PharMerica, Inc. and subsidiaries (a Delaware corporation and formerly Pharmacy Corporation of America and subsidiaries) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PharMerica, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations, and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements and schedule taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



Baltimore, Maryland                                   /s/ ARTHUR ANDERSEN LLP
February 26, 1999

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
PharMerica, Inc.

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of PharMerica, Inc. for the year ended December 31, 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of PharMerica, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements and schedule taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                    /s/ ERNST & YOUNG
Little Rock, Arkansas
April 18, 1997


PHARMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                As of December 31, 1997 and 1998
                                                                                             (in thousands)

                              ASSETS                                              1997                    1998
                                                                                -------------   ----------------

Current Assets:
     Cash and cash equivalents                                                 $   34,215          $    32,312
     Accounts receivable, net of allowance for doubtful
       accounts of $22,096 and $38,201                                            202,645              250,711
     Inventories                                                                   51,766               55,686
     Prepaid expenses and other current assets                                      8,887                9,507
     Deferred tax asset                                                            35,360               37,017
                                                                                ---------              -------

           Total Current Assets                                                   332,873              385,233

Property and equipment, net                                                        49,207               64,187
Goodwill, net of accumulated amortization of
     $26,653 and $43,753                                                          723,954              699,313
Other assets, net                                                                   8,214               15,592
                                                                                ---------              -------

           Total Assets                                                       $ 1,114,248          $ 1,164,325
                                                                                =========           ==========

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable and accrued expenses                                 $      109,483           $   91,909
     Current portion of long-term debt                                              7,533                6,151
     Current portion of accrued restructuring charges                              14,269                4,031
                                                                                ---------            ---------
           Total Current Liabilities                                              131,285              102,091

Deferred tax liability                                                             21,216               26,567
Long-term debt, net of current portion                                            427,889              591,552
Accrued restructuring charges, net of current portion                               4,980               11,280
                                                                                ---------            ---------

           Total Liabilities                                                      585,370              731,490
                                                                                ---------            ---------

Commitments and Contingencies

Stockholders' Equity:
     Common stock, $0.01 par value;  300,000,000  shares
     authorized;  89,387,106 shares  issued and outstanding
     as of December  31,  1998;  87,930,184 shares issued
     and 87,591,722 shares outstanding as of December 31,
     1997                                                                              876                 894
     Preferred stock, $0.01 par value; 500,000 shares
         authorized and none outstanding                                                 -                   -
     Additional paid-in capital                                                    413,567             417,114
     Retained earnings                                                             114,435              14,827
                                                                                ----------           ---------
           Total Stockholders' Equity                                              528,878             432,835
                                                                                ----------           ---------
                Total Liabilities and Stockholders' Equity                    $  1,114,248         $ 1,164,325
                                                                                ==========          ==========

 The accompanying notes are an integral part of these consolidated financial statements.


PHARMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 1996, 1997 and 1998
(in thousands, except per share amounts)


                                                                                  Years Ended December 31,
                                                                -------------------------------------------------------------
                                                                      1996                1997                   1998
                                                                -----------------   ------------------    -------------------

Net revenues                                                      $   516,400        $    652,179            $   1,145,928
Cost of revenues                                                      280,468             355,577                  656,589
                                                                     --------             -------                ---------
           Gross profit                                               235,932             296,602                  489,339
Operating expenses:
     Selling, general and administrative expenses                     171,085             205,278                  344,734
     Bad debt expense                                                  13,500              10,809                   52,937
     Depreciation and amortization                                     16,392              21,408                   36,398
     Loss on disposition of business                                        -                   -                    4,500
     Asset impairment and restructuring charges                             -              10,935                  108,215
                                                                     --------              ------                ---------
           Operating income (loss)                                     34,955              48,172                  (57,445)
     Interest expense, net                                                  -               2,483                   39,133
                                                                     --------              ------                ---------
           Income (loss) before provision
             for income taxes                                          34,955              45,689                  (96,578)

     Provision for income taxes                                        14,668              18,992                    3,030
                                                                     --------              ------                ---------

           Net income (loss)                                        $  20,287           $  26,697             $    (99,608)
                                                                     ========            ========                ==========

Earnings (loss) per common and common equivalent share:
     Basic                                                          $   0.41            $    0.50             $      (1.12)
                                                                     ========            ========                ==========

     Diluted                                                        $   0.41            $    0.50            $       (1.12)
                                                                     ========            ========                ==========

Weighted average number of common and common equivalent shares outstanding:

     Basic                                                             50,000              52,896                   89,221
                                                                     ========            ========                =========

     Diluted                                                           50,000              53,060                   89,221
                                                                     ========            ========                =========


 The accompanying notes are an integral part of these consolidated financial statements.


PHARMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1996, 1997 and 1998
(in Thousands)

                                                                                 Additional                      Total
                                                           Common Stock           Paid-In      Retained      Stockholders'
                                                        Shares       Amount       Capital      Earnings         Equity


Balance at December 31, 1995                                  1       $  1      $  3,866     $  67,451       $   71,318

Net income for the year ended December 31, 1996               -          -              -        20,287           20,287
                                                       ----------   ---------   ------------  ------------ ------------------

Balance at December 31, 1996                                  1          1          3,866        87,738           91,605

Recapitalization in connection with the acquisition
 of Capstone Pharmacy Services, Inc.                     49,999        499           (499)            -                -

Capital contribution from Beverly Enterprises, Inc.           -          -         15,076             -           15,076

Issuance of common stock:
  Stock issued in connection with the acquisition
     of Capstone Pharmacy Services, Inc.                 34,980        350        377,150             -          377,500

  Stock issued in connection with the acquisition
     of Resident Care Pharmacy, Inc.                        811          8          9,092             -            9,100

  Stock issued in connection with exercise of
     warrants                                             1,800         18          8,882             -            8,900

Net income for the year ended December 31, 1997               -          -              -        26,697           26,697
                                                       ----------   ---------   ------------  ------------ ------------------

Balance at December 31, 1997                             87,591        876        413,567       114,435          528,878

Shares released from escrow                                 332          3             (3)            -

Common stock issued in connection with
  exercise of stock options and warrants                  2,002         20         10,062             -           10,082

Common stock received in connection with
  disposition and retired                                  (538)        (5)        (6,512)            -           (6,517)

Net loss for the year ended December 31, 1998                 -          -              -       (99,608)         (99,608)
                                                       ----------   ---------   ------------  ------------ ------------------

Balance at December 31, 1998                             89,387       $894       $417,114       $14,827         $432,835
                                                       ==========   =========   ============  ============ ==================

 The accompanying notes are an integral part of these consolidated financial statements.



PHARMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1996, 1997 and 1998
(in thousands)

                                                                                         Years ended December 31,
                                                                              ------------------------------------------------
                                                                                   1996            1997             1998
                                                                                -------------  --------------  ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                           $20,287          $26,697        $ (99,608)
     Adjustments to reconcile net income (loss) to net cash
        flows from operating activities:
        Depreciation and amortization                                             16,392           21,408           36,398
        Asset impairment and restructuring charges                                     -           10,935          108,215
        (Gain) loss on dispositions of assets                                       (250)               -            4,500
        Deferred income taxes                                                      4,159           (4,879)           3,694
     Changes in  operating  assets  and  liabilities,
        net of  acquisitions  and dispositions:
        Accounts receivable                                                       (7,974)         (30,471)         (48,856)
        Inventories                                                                3,510          (10,581)          (2,368)
        Prepaid expenses and other current assets                                    (44)           5,419             (196)
        Accounts payable and accrued expenses                                     (7,498)          14,202          (27,661)
        Accrued restructuring charges                                                  -             (273)         (13,234)
        Other assets                                                                 329           (4,299)             113
                                                                                -------------  --------------  -----------
           Total adjustments                                                       8,624            1,461           60,605
                                                                                -------------  --------------  -----------
Net cash flows from operating activities                                          28,911           28,158          (39,003)
                                                                                -------------  --------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Payments for acquisitions, net of cash acquired                              (8,683)         (19,178)         (88,124)
     Purchase of property and equipment                                           (9,616)         (15,600)         (23,982)
                                                                                -------------  --------------  ------------
Net cash flows from investing activities                                         (18,299)         (34,778)        (112,106)
                                                                                -------------  --------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds from issuance of subordinated debt                                   -                -          316,875
     Net proceeds from commercial bank borrowings
        and other notes payable                                                        -          424,524          204,627
     Repayments of commercial bank borrowings
        and other notes payable                                                   (1,288)        (125,164)        (382,378)
     Proceeds from exercise of stock options and warrants                              -            8,900           10,082
     Advances to former parent, net                                               (5,064)        (275,000)               -
                                                                                -------------  --------------  -----------
Net cash flows from financing activities                                          (6,352)          33,260          149,206
                                                                                -------------  --------------  -----------

Net increase (decrease) in cash and cash equivalents                               4,260           26,640           (1,903)

 Cash and cash equivalents, beginning of year                                      3,315            7,575           34,215
                                                                                -------------  --------------  -----------

 Cash and cash equivalents, end of year                                       $    7,575       $   34,215      $    32,312
                                                                                =============  ==============  ===========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
     Cash paid during the year for:
        Interest                                                              $        11      $    2,716      $    31,274
                                                                                =============  ==============  ============
        Taxes                                                                 $         0      $    6,792      $    12,107
                                                                                =============  ==============  ============
 The accompanying notes are an integral part of these consolidated financial statements.


PHARMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Business - PharMerica, Inc. ("PharMerica" or the "Company"), a Delaware corporation, was formed as a result of the merger between Capstone Pharmacy Services, Inc. ("Capstone") and Pharmacy Corporation of America ("PCA"), a wholly-owned subsidiary of Beverly Enterprises, Inc. ("Beverly"), on December 3, 1997 (the "PCA/Capstone Merger").

     PharMerica is a leading provider of pharmacy products and services serving approximately 500,000 patients in long-term care and alternate site settings. The Company provides services to patients in skilled nursing facilities, assisted living facilities, residential and independent living communities, specialty hospitals and the home setting. The Company currently operates 159 pharmacies in 39 states serving approximately 380,000 long-term care residents and more than 106,000 workers' compensation patients through mail service and its on-line pharmacy programs.

     Basis of Presentation - In connection with the PCA/Capstone Merger, the transaction was treated as an acquisition of Capstone by PCA for accounting purposes since, at the date of the PCA/Capstone Merger, Beverly's shareholders owned a majority of the surviving company. Accordingly, the historical financial statements for the year ended December 31, 1996 are comprised of PCA only.

     Principles of Consolidation - The consolidated financial statements include the accounts of PharMerica, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements. Also affected are the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

     Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

     Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist principally of purchased pharmaceuticals.

     Equipment and Leasehold Improvements - Equipment and leasehold improvements are recorded at cost. Depreciation and amortization are computed using the straight-line method over their estimated useful lives or, with respect to leasehold improvements, over the term of the lease if shorter as follows:

        Furniture, fixtures and equipment............................3-15 years
        Software and computer equipment..............................3-5 years
        Leasehold improvements.......................................5-10 years

     Equipment  and  leasehold   improvements   obtained  in   acquisitions   of
     subsidiaries are depreciated or amortized based on their remaining useful lives at the acquisition date.

     Goodwill and Impairment of Long-Lived Assets - Costs in excess of fair values of businesses acquired are recorded as goodwill and amortized using the straight-line method over 40 years. Amortization of goodwill amounted to approximately $7,279,000, $8,795,000 and $20,405,000 for the years ended December 31, 1996, 1997 and 1998, respectively. On an ongoing basis, the Company reviews the carrying value of its intangible assets in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted. If such circumstances suggest the intangible value cannot be recovered, calculated based on undiscounted cash flows over the remaining amortization period, the carrying value of the intangible will be reduced to its fair value based on discounted projected cash flows.

     In 1997, the Company recorded an impairment loss of approximately $5.2 million related to the planned closure of certain pharmacies as a result of the PCA/Capstone Merger. These pharmacies were closed during 1998. The impairment loss included the write-off of various fixed assets, such as leasehold improvements and furniture and fixtures, which are specific to the pharmacies that were closed. Additionally, the Company wrote down certain capitalized software costs to their estimated fair value.

     During the third quarter of 1998, the Company recorded an impairment loss of approximately $99.0 million. The loss related primarily to five pharmacies, each of which had negative operating cash flows during 1998. The Company closed one of the pharmacies during the third quarter of 1998 and identified three of the other pharmacies as "assets to be disposed of" and recorded write-downs to reflect the estimated net realizable value for these pharmacies. Two of these pharmacies were sold during February 1999. Total proceeds from these sales were approximately $3,800,000 which approximated their net book value. The fifth pharmacy has had deteriorating operating results which required the Company to record the charge. The four pharmacies held as "assets to be disposed of" recorded total revenues and pre-tax income before interest and amortization expense of approximately $36,673,000 and $69,000, respectively, for the year ended December 31, 1998.

     401(K) Benefit Plan - The Company sponsors a supplemental retirement program established under Section 401(k) of the Internal Revenue Code, as amended. Contributions by the Company may be made to the plan subject to the discretion of the Board of Directors. No Company contributions were made for the years ended December 31, 1996, 1997 and 1998.

     Revenue Recognition - Revenues are recorded as products are shipped and services rendered. A portion of the Company's sales is covered by various state and federal reimbursement programs which are subject to review and audit. Reimbursement programs are also subject to change from time to time. Revenues are reported at the estimated net amounts to be received from individuals, third party payors, nursing facilities and others. Approximately 37%, 37% and 43% of the Company's revenues for the years ended December 31, 1996, 1997 and 1998, respectively, were derived from funds under federal and state medical assistance programs.

     Concentration of Credit Risk - A significant portion of the Company's revenue and related receivables are reimbursed from two primary payors, Medicaid and Medicare. Collectively, Medicaid and Medicare accounted for 34% and 29%, respectively, of accounts receivable reported on the consolidated balance sheets at December 31, 1997 and 1998.

     Income Taxes - The Company files a consolidated federal income tax return. Income tax expense is based on reported earnings before income taxes. Deferred taxes on income are provided for items in which the reporting period and methods used for income tax purposes differ from those used for financial statement purposes, using the asset and liability method. Deferred income taxes are recognized for the tax consequence of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     Stock-Based Compensation - In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which encourages, but does not require, companies to recognize compensation expense for stock-based awards based on their fair value on the date of grant. The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for stock option grants. See Note 7 for the pro forma effects on the Company's reported net income assuming the election had been to recognize compensation expense on stock-based awards in accordance with SFAS No. 123.

     Earnings Per Share - In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share." It replaces the presentation of primary and fully-diluted EPS with a presentation of basic and diluted EPS and requires a reconciliation of the numerator and denominator of the basic EPS calculation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to primary EPS pursuant to APB Opinion No. 15. SFAS No. 128 was effective for fiscal years ending after December 15, 1997.

     A reconciliation of the weighted average basic common shares outstanding to weighted average diluted common shares outstanding follows (in thousands):


                                                                           As of December 31,
                                                               --------------------------------------
                                                             1996                  1997                1998
                                                             ----                  ----                ----

       Basic                                                50,000                52,896               89,221

       Effect of Dilutive Securities:
           Options                                            -                      139                 -
           Warrants                                           -                       25                 -
                                                           -------               -------             --------

       Diluted                                              50,000                53,060               89,221
                                                           =======               =======             ========


     Options totaling 5,808,936 and warrants totaling 275,000 were outstanding at December 31, 1998, but were not included in the 1998 diluted shares calculation because their effect would have been antidilutive for that year.

     Supplemental Disclosure of Non-Cash Investing and Financing Activities - During July 1998, the Company acquired treasury stock at market value of approximately $6,517,000 in connection with the sale of a business. The Company also acquired approximately $2,608,000 in assets under capital leases during the year. During December 1997, the Company issued common stock with a fair value of $9,100,000 in connection with an acquisition.


NOTE 2 - ACQUISITIONS AND DIVESTITURES

     1998 Acquisitions and Divestitures - During January 1998, the Company acquired the stock of Express Pharmacy Services, Inc., and Tmesys, Inc., which are based in Tampa, Florida and provide workers' compensation related mail order and on-line pharmacy services. The purchase price was approximately $19,676,000, and goodwill at the date of acquisition was approximately $18,622,000.

     During February 1998, the Company acquired the assets of Kentucky Health Services, Inc. d/b/a Med Source, a Kentucky based provider of institutional pharmacy services. The purchase price was approximately $25,000,000, and goodwill at the date of acquisition was approximately $23,335,000. The agreement also provides for a contingent payment based on the future adjusted earnings of the business.

     During July 1998, the Company sold its Department of Corrections business to Stadtlanders Drug Distribution Co., Inc., formerly an affiliate of Counsel Corporation ("Counsel"), the Company's largest shareholder. In exchange for substantially all net assets of the business, the Company received 537,500 shares of PharMerica common stock previously owned by Counsel. The Company recorded a pre-tax loss on the sale of this business of approximately $4,500,000.

     During August 1998, the Company acquired certain assets of National Institutional Pharmacy Services, Inc. ("NIPSI"), a New Mexico based provider of institutional pharmacy services, from Integrated Health Services, Inc. The purchase price was approximately $20,900,000, plus related transaction costs of approximately $7,400,000. Goodwill recorded at the date of acquisition was approximately $26,400,000.

     During 1998, the Company also acquired the assets or stock of ten additional companies. The aggregate purchase price totaled approximately $24,000,000 and the related goodwill totaled approximately $21,600,000. Certain acquisitions include provisions for earnouts based on adjusted future earnings for the respective business.

     1997 Acquisitions - During January 1997, the Company acquired Interstate Pharmacy Corp., which provides institutional pharmacy services from twelve pharmacies throughout the state of Hawaii. The purchase price was approximately $20,138,000, and goodwill recorded at the date of acquisition was approximately $12,000,000.

     On December 3, 1997, Capstone issued 50,000,000 shares of its common stock and paid approximately $291,000,000 to acquire all of the outstanding stock of Beverly Enterprises, Inc. Immediately prior to this transaction, Beverly had completed a distribution of its long-term care business to New Beverly Holdings, Inc. leaving only its institutional pharmacy business, PCA, to be acquired by Capstone. Because Beverly's shareholders own a majority of the surviving corporation, the transaction has been treated as an acquisition of Capstone by PCA for accounting purposes.

     In accordance with Emerging Issues Task Force Bulletin "EITF" 95-19, the purchase price for the Beverly acquisition was determined using the fair value of Capstone's common stock over a reasonable period of time before and after the transaction was agreed to and announced. In a reverse merger transaction, the shares of Capstone at the date of close represent the consideration for the merger, plus the fair value of Capstone's outstanding options and warrants, calculated using the Black-Scholes option pricing model. After the merger was consummated, the historical financial statements of the Company became those of PCA.

     Also, during December 1997, the Company purchased Resident Care Pharmacy, Inc. ("Resident Care"), a North Carolina-based institutional pharmacy. The total consideration was approximately $12,967,000, including $9,100,000 representing the issuance of 811,341 shares of the Company's common stock, a non-compete note payable of $1,444,000, assumed debt of $1,592,000 and a cash payment of $831,000. Goodwill at the date of acquisition was approximately $13,610,000.

     Additionally, during 1997, the Company acquired four institutional pharmacies for an aggregate purchase price of approximately $24,752,000. Aggregate goodwill associated with these acquisitions totaled approximately $21,901,000.

     1996 Acquisitions - During 1996, the Company acquired three institutional pharmacies for cash totaling approximately $10,835,000 and disposed of one institutional pharmacy for cash proceeds of approximately $2,152,000.

     All business acquisitions described above have been accounted for by the purchase method of accounting with the assets and liabilities of the acquirees recorded at their estimated fair market values at the date of acquisition. The operations of the acquirees, since the dates of acquisition, are included in the accompanying consolidated statements of operations. Goodwill, representing the excess of acquisition cost over the fair value of net assets acquired, for these business acquisitions is being amortized over forty years.

     Unaudited Pro Forma Financial Information - Unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 1997 and 1998 are presented below. Such pro forma presentation has been prepared assuming that the acquisitions and divestitures discussed above had been made as of January 1, 1997 (in thousands except per share amounts):

                                                            (Unaudited)
                                                             Pro Forma
                                                            Years Ended
                                                            December 31,
                                                      1997                 1998
                                                      ----                 ----

Revenues                                           $1,071,276     $   1,168,874
Income (loss) before provision for income taxes        54,066           (85,858)
Provision for income taxes                            (23,032)           (5,530)
                                                      --------           ------
Net income (loss)                                  $   31,034     $     (91,388)
                                                     ========        ==========
Diluted income (loss) per share                    $     0.36     $      (1.02)
                                                     ========        ==========


     The unaudited pro forma results include the historical accounts of the Company and the acquired businesses adjusted to reflect (1) depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the acquisitions, (2) the interest expense resulting from the financing of the acquisitions, (3) incremental interest charges on intercompany balances with Beverly Enterprises, Inc. at an effective rate of 6.5%, (4) the per share effect of stock issued as part of the acquisitions, and (5) the related income tax effects. The pro forma results do not reflect any anticipated operating efficiencies or synergies and are not necessarily indicative of actual results which might have occurred had the operations and management of the Company and the acquired companies been combined in prior years.


NOTE 3 - PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and 1998, consists of the following (in thousands):
                                                          1997            1998
                                                          ----            ----

     Furniture, fixtures and equipment              $   41,409       $   51,105
     Software and computer equipment                    28,065           41,723
     Leasehold improvements                             13,022           15,914
     Construction in progress                            1,376            4,426
                                                     ---------         ---------
                                                        83,872          113,168
     Accumulated depreciation and amortization         (34,665)         (48,981)
                                                     ---------         ---------
     Property and equipment, net                    $   49,207       $   64,187
                                                     =========         ========

     Depreciation of property and equipment amounted to approximately $6,737,000, $9,452,000, and $12,462,000 for the years ended December 31,
     1996, 1997 and 1998, respectively. Total equipment under capital leases was approximately $6,441,000 and $7,864,000, with accumulated depreciation of $3,069,000 and $4,432,000 at December 31, 1997, and 1998, respectively.


NOTE 4 - LONG-TERM DEBT

     The Company maintains a $325 million Bank Credit Facility with several commercial banks (the "Credit Facility"). The Credit Facility stipulates certain covenants relating to various financial ratios, including a leverage ratio and a minimum net worth requirement, among other restrictive covenants. The Company was in compliance with all such covenants as of December 31, 1998. The Credit Facility allows PharMerica to draw on the Credit Facility at any time, subject to compliance with certain covenants, and matures on December 3, 2002.

     Under the Credit Facility, the Company has the option to borrow under an alternate base rate or a Eurodollar loan rate. Interest rates on the alternate base rate loans are at the greatest of (a) the prime rate, (b) the base certificate of deposit rate plus 1% or (c) the federal funds effective rate on the date of the loan, plus 1/2 of 1%. Interest on the alternate base rate loans is due quarterly in arrears. Interest rates on the Eurodollar loans are calculated using the adjusted LIBOR rate for the interest period in effect, plus the applicable rate. The adjusted LIBOR rate is the LIBOR rate for such interest period multiplied by the statutory reserve rate. The applicable rate and the statutory reserve rate are defined in the Credit Facility. Interest on the Eurodollar loans is due on the last day of the interest period applicable to the borrowing. As of December 31, 1998, the Company had $259.7 million outstanding under a Eurodollar loan at an effective interest rate, including the amortization of deferred financing costs, of approximately 6.25%. Upon the occurrence of a change in control, all borrowings become due and payable. (See Note 15.)

     In March 1998, the Company sold $325 million of Senior Subordinated Notes (the "Notes") in a private placement offering. The Notes bear interest at 8 3/8% and mature in 2008. Net proceeds of the Notes were used to repay a portion of the outstanding borrowings under the Credit Facility. In accordance with the terms of the Notes, in July 1998 the Company exchanged the private placement notes for publicly registered notes with substantially the same terms. The Notes contain certain limitations or prohibitions on the Company, including the incurrence of certain indebtedness, the creation of security interests, certain acquisitions and dispositions and certain investments and a restriction on payment of dividends. As of December 31, 1998, the Company was in compliance with such covenants. Upon the occurrence of a change in control, the Company is required to offer to purchase the Notes at a cash price equal to 101% of the outstanding principal, plus accrued interest. (See Note 15.)

Long-term debt at December 31, 1997 and 1998 consisted of the following (in thousands):


                                                                                        1997            1998
                                                                                        ----            ----

     Borrowings under a $325 million credit  agreement ($550 million at December
         31, 1997) with a group of several commercial banks, interest at varying rates  based  on the type of  borrowing,  secured  by the  stock of the
         Company's subsidiaries, due December 2002                                 $   424,524       $  259,650
     $325 million Senior Subordinated Notes, interest at 8 3/8%,
         due April 2008                                                                  -              325,000
     Unsecured notes payable to former stockholders of a
         Capstone acquiree, interest at 6%, currently payable                            1,000             -
     Unsecured note payable to former owners of a
         Capstone acquiree, non-interest bearing, payable in monthly installment
         of $20 beginning in March 1998, remaining balance due January 1999              1,100             900
     Unsecured note payable to former stockholders of Hollins
         Manor, non-interest bearing with $1,000 installments due
         and payable on June 3, 1998 and December 7, 1998                                2,000              -
     Unsecured notes payable to former stockholders of
         Kentucky Health Services, Inc., non-interest bearing with
         $3,000 installment and due February 1999                                         -              3,000
     Assumed note payable from Resident Care acquisition,
         due currently                                                                   1,592             490
     Unsecured note payable to former owner of NIPSI,
         interest at 10%, due August 2003                                                 -              4,500
     Non-compete payable to former shareholders of acquired
         companies, non-interest bearing                                                 1,644              -
     Capital lease obligations (Note 12)                                                 3,224           3,829
     Other                                                                                 338             334
                                                                                   -----------       ---------
                                                                                       435,422         597,703
     Less:  Current portion                                                              7,533           6,151
                                                                                   -----------       ---------
     Long-term portion                                                             $   427,889      $  591,552
                                                                                   ===========      ==========


     Future maturities of long-term debt, exclusive of capital lease obligations at December 31, 1998, follow (in thousands):

     1999                                                     4,456
     2000                                                       135
     2001                                                       132
     2002                                                   259,650
     2003                                                     4,500
     Thereafter                                             325,000
                                                        -----------
                                                        $   593,873

     Interest expense for the years ended December 31, 1996, 1997 and 1998, was approximately $0, $2,483,000, and $39,133,000, respectively. These amounts include amortization of deferred financing costs of approximately $0, $113,000 and $831,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 5 - RESTRUCTURING CHARGES

     During December 1997, in connection with the Merger, the Company adopted a plan to restructure its long-term care pharmacy operations. In connection with this plan, management intended to close six former PCA pharmacies, 14 former Capstone pharmacies, and relocate Capstone's corporate headquarters from Irving, Texas to Tampa, Florida. The restructuring activities in connection with the PCA/Capstone Merger were completed during 1998.

     The Company recorded restructuring costs of approximately $5.8 million in 1997 related to the closure of certain former PCA pharmacies, consisting of $3.6 million of severance covering approximately 180 pharmacy employees, $0.7 million of lease termination costs and $1.4 million of other exit costs.

     The Company also assumed liabilities, included in the Capstone purchase price allocation, of approximately $9.6 million related to the closure of the former Capstone pharmacies and the relocation of Capstone's former corporate headquarters, consisting of $5.0 million of severance covering approximately 260 employees, $3.1 million of lease termination costs and $1.5 million of relocation costs. The terminated positions were comprised primarily of pharmacy employees and several regional and corporate positions.

     In  connection   with  the  Capstone   acquisition,   the  Company  assumed
     approximately   $3.9  million  of   liabilities   from  previous   Capstone
     restructurings consisting primarily of remaining lease termination costs.

     As of December 31, 1998, approximately $6.0 million has been charged against these restructuring accruals consisting of approximately $2.9 million paid as severance to 125 terminated employees and approximately $3.1 million paid for relocation, terminated leases and other exit costs. In September 1998, management determined that $6.8 million of the remaining accrued restructuring charges, which were created in December 1997, exceeded the estimated amount required to complete the originally planned restructuring. Accordingly, the restructuring accrual was reduced by $3.8 million by a reduction of asset impairment and restructuring charges on the consolidated statements of operations, and a reduction of $3.0 million in goodwill on the consolidated balance sheet.

     In September 1998, the Company recorded approximately $13.0 million in additional restructuring charges, consisting of approximately $2.1 million of severance covering approximately 46 corporate positions and approximately $10.9 million relating to future rents to be paid through the year 2003 and related exit costs in connection with the relocation of the Company's corporate office and its mail service pharmacy facility in Tampa. The Company consolidated and relocated its corporate office and the mail service pharmacy operating unit to a new location in Tampa.

     During the three months ended December 31, 1998, approximately $1.3 million was charged against these restructuring accruals consisting of approximately $1.0 million paid as severance to 46 terminated employees and approximately $0.3 million paid for terminated leases and related exit costs.


NOTE 6 - INCOME TAXES

     Prior to the merger with Capstone and the spin-off of the Beverly long-term care business, the Company was included in the consolidated federal income tax returns of Beverly. The tax provisions for Beverly subsidiaries, including the Company, were determined on a separate company basis. The resultant income taxes payable to, or tax benefit receivable from, Beverly flowed through the "Due to Former Parent" account. The Company's provision for income taxes consists of the following for the years ended December 31, 1996, 1997 and 1998 (in thousands):

                                                For the Year Ended December 31,
                                                -------------------------------
                                                1996           1997        1998
                                                ----           ----        ----
     Federal:
       Current                             $    8,649      $  12,963     $   -
       Deferred                                 3,423          2,668      1,530
     State:
       Current                                  1,860          2,788      1,251
       Deferred                                   736            573        249
                                             --------       --------     -------
                                           $   14,668      $  18,992     $ 3,030
                                             ========       ========      ======

     The actual  income tax expense for the years ended  December 31, 1996, 1997
     and  1998,  is  different  from  the  amounts  computed   by  applying  the
     statutory   Federal  income  tax  rates  to  income  before  taxes.  The reconciliation of these differences follow:

                                                For the Year Ended December 31,
                                                -------------------------------
                                                1996           1997        1998
                                                ----           ----        ----
       Tax benefit at statutory rate            35.0%          35.0%     (35.0%)
       State income taxes, net of federal
            income tax effect                    4.8            4.6       (4.6)
       Tax effect of permanent differences       1.6            2.0       42.7
       Other items, net                          0.6             -          -
                                                 ---           -----      ------
       Provision for income taxes               42.0%          41.6%       3.1%
                                                ====           ====       ======


     The tax effect of cumulative temporary differences at December 31, 1997 and 1998 follow (in thousands):
                                                           At December 31,
                                                     ------------------------
                                                     1997                1998
                                                     ----                ----
     Current Deferred Taxes:
       Accounts receivable allowance            $   11,568          $    11,419
       Inventory                                       686                  696
       Accrued restructuring charges                 1,537                  566
       Other accrued liabilities                    14,740               14,322
       Net operating loss carryforward               6,829               10,014
                                                 ---------            ----------
     Net current deferred tax asset             $   35,360          $    37,017
                                                 =========            ==========

     Non-Current Deferred Taxes:
       Goodwill                                 $   14,784          $    19,652
       Accumulated depreciation and other            6,432                6,915
                                                 ---------            ----------
     Net non-current deferred tax liability     $   21,216          $    26,567
                                                 =========            ==========


NOTE 7 - STOCKHOLDERS' EQUITY

     Stock Option Plans - The Company has eight stock option plans and an employee stock purchase plan covering up to 12,385,000 shares of the Company's common stock, pursuant to which officers, directors and employees of the Company are eligible to receive either incentive or non-qualified options. Stock options generally expire five or ten years from the date of the grant. The exercise price of an incentive stock option is equal to the fair market value of the Company's common shares on the date such option was granted. The exercise price of non-qualified stock options may be less than the fair market value on the date of grant.

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its fixed option plans and its stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):


                                                         For the Year Ended December 31,
                                                        -------------------------------
                                                  1996                  1997              1998
                                                  ----                  ----              ----
     Net income (loss):
       As reported                             $   20,287            $   26,697     $    (99,608)
       Pro forma                               $   20,019            $   25,083     $   (105,503)
     Earnings (loss) per share:
       As reported                             $     0.41            $     0.50     $      (1.12)
       Pro forma                               $     0.40            $     0.47     $      (1.18)


     A summary of option transactions during the years ended December 31, 1996, 1997 and 1998 is as follows:


                                                                      Year Ended December 31,
                                                                      -----------------------
                                                     1996                     1997                        1998
                                            ----------------------- --------------------------  -------------------------

                                                         Weighted                  Weighted                   Weighted
                                                         Average                    Average                    Average
                                                         Exercise                  Exercise                   Exercise
                                              Shares      Price          Shares     Price       Shares         Price
    Options outstanding, beginning
         of year                               92,000    $   6.26       753,000   $    7.99     5,960,000    $    8.60
    Options granted                           661,000        8.23     5,207,000        8.68       824,000         6.04
    Options exercised                            -           -              -           -        (557,000)        5.74
    Options canceled                             -           -              -           -        (418,000)        6.94
                                            ----------  ----------- ------------  ------------  ------------ ------------
    Options outstanding, end of year          753,000    $   7.99     5,960,000   $    8.60     5,809,000    $    8.63
                                            ==========  =========== ============  ============  ============ ============

    Shares available for future grant            -           -        3,952,500        -        3,128,500         -
                                            ==========  =========== ============  ============  ============ ============

    Options exercisable at end of year        753,000   $    7.99     3,818,000   $    8.06     4,249,000    $    8.77
                                            ==========  =========== ============  ============  ============ ============
    Weighted average fair value
         of options granted                             $    4.56                 $    5.34                  $    4.54
                                                        ===========               ============               ============


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following key assumptions were used in the Black-Scholes option pricing model:

                                                                    For the Year Ended December 31,
                                                                    -------------------------------

                                                            1996                  1997                 1998
                                                            ----                  ----                 ----
       Risk-free interest rate                              6.5%                  6.5%             4.7% - 5.7%
       Expected life                                      10 years              10 years               10 years
       Volatility                                           34%                   34%                    63%


     The following table summarizes information about stock options outstanding at December 31, 1998:


                                      Options Outstanding                       Options Exercisable
                                                   Weighted
                                 Outstanding         Average        Weighted      Exercisable    Weighted
                                      at            Remaining        Average          at          Average
       Range of                  December 31,      Contractual      Exercise      December 31,    Exercise
       Exercise Prices              1998              Life           Price           1998          Price
       ---------------              ----              ----           -----           ----          -----

       $2.41 - $5.00                671,000       5.3 years         $ 4.20          446,000       $ 4.26
       $5.01 - $7.50                549,000       9.1 years         $ 5.97          318,000       $ 6.30
       $7.51 - $10.00             3,586,000       6.7 years         $ 9.33        2,610,000       $ 9.25
       $10.01 - $12.04            1,003,000       2.9 years         $10.52          875,000       $10.52
                             -----------------   -------------  --------------   -------------- ------------

                                  5,809,000       6.1 years         $ 8.63        4,249,000       $ 8.77
                             =================   =============  ==============   ============== ============

     As part of the PCA/Capstone Merger, warrants for 1,665,293 shares were assumed and were outstanding at December 31, 1997. During the year ended December 31, 1998, warrants for 1,382,571 shares were exercised at an average price of $4.97 per share and warrants for 7,722 shares expired. At

     December 31, 1998, warrants for 275,000 shares were outstanding at an average price of $10.77 per share. Warrants for 75,000 shares at an exercise price of $7.50 per share expired on January 1, 1999.


NOTE 8 - Fair Values of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS No. 107) requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments. The carrying amount of cash and cash equivalents reported in the consolidated balance sheets approximates its fair value. Estimated fair value for other current assets and current liabilities are stated at the carrying amount because of the short maturity of these instruments. The fair value of long-term obligations was estimated using discounted cash flow analyses based on the Company's incremental borrowing rates for similar types of borrowing arrangements or based on quoted market prices for publicly traded debt.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1998 are as follows (in thousands):


                                                              1997                               1998
                                                              ----                               ----
                                                   Carrying            Fair           Carrying              Fair
                                                    Amount             Value           Amount               Value
                                                   --------            -----          --------              -----
     Cash & cash equivalents                       $   34,215      $   34,215        $   32,312         $   32,312
     Other current assets (1)                         263,298         263,298           315,904            315,904
     Current portion of long-term debt                  7,533           7,533             6,151              6,151
     Other current liabilities                        109,483         109,483            91,909             91,909
     Long-term debt (net of current portion)          427,889         427,889           591,552            557,427

     (1) Excluding deferred tax asset


NOTE 9 - MAJOR CUSTOMER AND VENDOR RELATIONSHIPS

     The Company provides its pharmaceutical dispensing, infusion therapy products and services and its pharmacy and nursing consulting services to nursing facilities operated by Beverly, and to the residents of Beverly facilities. Revenues attributable to Beverly nursing facilities, inclusive of revenues from federal and state medical assistance programs and other third party payors, were approximately 31%, 29% and 18% of net sales for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company utilizes a primary supplier arrangement for its pharmaceutical purchases. Purchases of inventory under primary supplier relationships during the years ended December 31, 1996, 1997 and 1998, were approximately 92%, 94% and 82% of total inventory purchases, respectively.


NOTE 10 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following as of December 31, 1997 and 1998 (in thousands):


                                                                               1997                  1998

     Trade accounts payable                                                $    46,386          $     37,048
     Accrued salaries, payroll taxes and benefits                               12,109                16,314
     Other accrued expenses                                                     50,988                38,547
                                                                           -----------          ------------
         Total                                                             $   109,483          $     91,909
                                                                           ===========          ============


NOTE 11 - RELATED PARTY TRANSACTIONS

     Prior to December 3, 1997, PCA was a wholly-owned subsidiary of Beverly. Subsequent to the PCA/Capstone Merger, all transactions between Beverly and the Company were made on an arms-length basis.

     The Company provides its pharmaceutical dispensing, infusion therapy products and services and its pharmacy and nursing consulting services to nursing facilities operated by Beverly, and to the residents of Beverly facilities. Revenues from sales directly to Beverly nursing facilities were approximately $82,083,000, $91,228,000 for the years ended December 31, 1996 and 1997, respectively.

     Prior to the merger with Capstone, Beverly provided certain administrative services to the Company. These services included, among others, cash management, finance, legal, tax, financial reporting, executive management, payroll and payables processing and employee benefit plans maintenance. The responsibility for certain of these services, including finance, tax and payables processing was transferred to the Company in mid-1996 as part of a consolidation and reorganization of the Company's accounting and related functions. Substantially all cash received by the Company was deposited daily and wired to Beverly's corporate cash account. In turn, all of the Company's operating expenses, capital expenditures and other cash needs were paid by Beverly, and charged back to the Company along with a management fee for handling such services. Fees for these services amounted to approximately $1,820,000, $3,186,000 for the years ended December 31, 1996, 1997, respectively. In addition, the Company was insured for general liability and workers' compensation risks through the self insurance programs of Beverly. Total insurance allocations to the Company were approximately $1,829,000 and $2,558,000 for the years ended December31, 1996 and 1997, respectively. The Company believes that the charges for services provided by Beverly to the Company are a reasonable allocation of the costs incurred by Beverly on behalf of the Company in providing these services; however, such costs are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity.

     The  average  intercompany  balance  was  approximately   $315,500,000  and
     $327,172,000 for the years ended December 31, 1996 and 1997,  respectively.

     There were no required repayment terms for this account nor did such amounts bear interest. As part of the merger with Capstone, Beverly accepted a payment of $275,000,000 in satisfaction of the Company's intercompany payable. The difference between the amount of this payment and the intercompany payable of $15,076,000 (net of certain obligations assumed by the Company), at the date of the merger has been recorded as a capital contribution by Beverly.

     During the year ended December 31, 1998, the Company paid approximately $5,900,000 to Counsel Corporation, a significant shareholder, for investment banking services in connection with the Company's acquisition of NIPSI and the settlement of related litigation with Integrated Health Services, Inc.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

     Leases - The Company leases office and warehouse space, automobiles and equipment. Rental expense under these leases aggregated approximately $12,142,000, $13,642,000 and $21,486,000 for the years ended December 31,
     1996, 1997 and 1998, respectively.

     Future minimum lease payments are as follows (in thousands):


     Year Ending December 31,                                    Capital Leases       Operating Leases

     1999                                                          $  1,857              $   9,354
     2000                                                             1,173                  3,315
     2001                                                               719                  2,223
     2002                                                               388                  1,344
     2003                                                                59                    430
                                                                      ------               -------
     Total minimum lease payments                                     4,196             $   16,666
                                                                                            ======

     Less:  amount representing interest                                367
                                                                      -----
     Present value of net minimum lease payments                      3,829
     Less:  current portion                                           1,695
                                                                      -----
     Long-term portion                                             $  2,134
                                                                     ======


     In November 1998, a putative securities class action was filed against PharMerica, C. Arnold Renschler, M.D. (the Company's Chief Executive Officer), Robert Della Valle (the Company's former Chief Operating Officer) and James D. Shelton (the Company's former Chief Financial Officer) in the United States District Court for the Middle District of Florida. The proposed class consists of all persons who purchased or acquired stock of PharMerica between January 7, 1998 and July 24, 1998. The complaint seeks monetary damages but does not specify an amount. In general, the complaint alleges that the defendants made material omissions by withholding from the market information related to the costs associated with certain acquisitions. The complaint alleges claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. PharMerica believes the complaint is without merit and intends to defend the case vigorously. The potential outcome of the litigation cannot be predicted with certainty, however, management believes the litigation will not have a material impact on the financial position or results of operations of the Company given a preliminary investigation and its existing insurance coverages.

     The Company is subject to various other claims and litigation in the ordinary course of its business. In the opinion of management and outside counsel, the ultimate settlement of these claims and litigation will not have a material adverse effect on the consolidated financial position or future operating results of the Company.

NOTE 13 - QUARTERLY DATA (Unaudited)

     Selected quarterly data for the years ended December 31, 1997 and 1998 follow (in thousands):


                                                                               Quarter Ended in 1998
                                                       -------------------------------------------------------------------

                                                       March 31           June 30        September 30           December 31
                                                       --------           -------        ------------           -----------

     Revenues                                         $274,677           $287,672          $ 289,767              $293,812
     Costs of revenues                                 152,802            160,862            172,219               170,706
                                                  -----------------  ---------------- --------------------   --------------
                Gross profit                           121,875            126,810            117,548               123,106
                                                  -----------------  ---------------- --------------------   --------------
     Operating expenses:
          Selling, general and
                administrative expenses                 85,528             89,452            130,293                92,399
          Depreciation and amortization                  8,524              8,892              9,327                 9,654
          Loss on disposition                             -                  -                 4,500                  -
          Asset impairment and
                restructuring charges                     -                  -                108,215                 -
                                                  -----------------  ---------------- --------------------   --------------
                Total operating expenses                94,052             98,344            252,335               102,053
                                                  -----------------  ---------------- --------------------   --------------
                Operating income (loss)                 27,823             28,466           (134,787)               21,053
     Interest expense, net                               7,795              9,588             10,656                11,094
                                                  -----------------  ---------------- --------------------   --------------
                 Income (loss) before provision
                     for income taxes                   20,028             18,878           (145,443)                9,959
     Provision (benefit) for income taxes                8,698              8,196            (18,000)                4,136
                                                  -----------------  ---------------- --------------------   --------------
                Net income (loss)                     $ 11,330           $ 10,682          $(127,443)             $  5,823
                                                  =================  ================ ====================   ==============


                                                                         Quarter Ended in 1997
                                                  --------------------------------------------------------------------
                                                    March 31          June 30          September 30       December 31
                                                    --------          -------          ------------       -----------

     Revenues                                        $147,592        $153,738            $155,555             $195,294
     Costs of revenues                                 80,087          82,310              84,894              108,287
                                                  --------------  -----------------  -----------------    ------------
                Gross profit                           67,505          71,428              70,661               87,007
                                                  --------------  -----------------  -----------------    ------------
     Operating expenses:
          Selling, general and
                administrative expenses                49,229          52,210              51,900               62,748
          Depreciation and amortization                 4,827           5,082               5,022                6,478
          Asset impairment and
                restructuring charges                   -                -                     -               10,935
                                                  --------------  -----------------  -----------------    ------------
                Total operating expenses               54,056          57,292              56,922               80,161
                                                  --------------  -----------------  -----------------    ------------
                Operating income                       13,449          14,136              13,739                6,846
     Interest expense, net                                 46               3                  70                2,364
                                                  --------------  -----------------  -----------------    ------------
                Income before provision
                     for income taxes                  13,403          14,133              13,669                4,482
     Provision for income taxes                         5,576           5,845               5,675                1,897
                                                  --------------  -----------------  -----------------    ------------
                Net income                         $    7,827        $  8,288            $  7,994             $  2,585
                                                  ==============  =================  =================    ============


NOTE 14 - OPERATING SEGMENTS

     In 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company's five business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into two reportable segments, long-term care and mail pharmacy services. These segments are managed separately because each of these business units requires different marketing strategies and delivery systems.

     The long-term care segment consists of two business units serving the eastern and western United States. This segment provides institutional pharmacy products and services to patients in the long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, and residential and independent living communities.

     The mail pharmacy services segment provides mail order and on-line pharmacy services, including prescription and non-prescription pharmaceuticals, medical supplies, and medical equipment. The primary customer base for this segment includes injured workers who are receiving workers' compensation benefits, and homebound catastrophically injured patients.

     The accounting policies of the reportable segments are the same as those described in Note 1. Income taxes, restructuring expenses, and certain bad debt and goodwill amortization expense charges have not been allocated to the operating segments. The Company evaluates the performance of its segments based on operating earnings of the respective business units. Intersegment sales and transfers are not significant.

     Summarized   financial   information  for  1998  concerning  the  Company's
     reportable operating segments is outlined below (in thousands):


                                                                 Mail
                                               Long-Term       Pharmacy           All          Non-recurring
                                                 Care          Services          Other           Charges            Total
                                             --------------  --------------  --------------  -------------  ------------------

     Revenues                                    $962,731       $137,734        $  45,463    $     -            $1,145,928
     EBITDA                                       107,823         26,817          (42,972)    (112,715)            (21,047)
     Total assets                                 646,371         57,029          460,925         -              1,164,325
     Capital expenditures                          12,550          1,548            9,883         -                 23,981
     Depreciation and amortization                 18,283          1,834           16,281         -                 36,398


     The "All Other" column includes corporate related items, results of immaterial operations and, as it relates to EBITDA, income and expense not allocated to reportable segments. The "Non-recurring Charges" column includes asset impairment and restructuring charges of $108,215,000 and loss on disposition of $4,500,000.

     A reconciliation of EBITDA to net income is as follows:

    EBITDA                                                       $(21,047)
    Interest expense, net                                          39,133
    Depreciation and amortization                                  36,398
    Provision for income taxes                                      3,030
                                                                   ------
                                                                 $(99,608)


NOTE 15 - SUBSEQUENT EVENTS

     On January 11, 1999, Bergen Brunswig Corporation (traded on the New York Stock Exchange, trading symbol: BBC) and PharMerica entered into an Agreement and Plan of Merger (the "Bergen Merger Agreement"), pursuant to which PharMerica will be merged into, and will thereby become, a wholly-owned subsidiary of Bergen (the "Bergen Merger"). Under the terms of the Bergen Merger Agreement, upon consummation of the Bergen Merger, shareholders of PharMerica will receive 0.275 of a share of Bergen Class A Common Stock in exchange for each share of PharMerica common stock they hold. The Bergen Merger is intended to be tax-free and will be treated by Bergen as a purchase for financial reporting purposes. Consummation of the transaction is subject to the satisfaction of certain conditions, including approvals by the shareholders of Bergen and PharMerica.

                                       PHARMERICA, INC. AND SUBSIDIARIES
                               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                                     (in thousands)


     Allowance for Doubtful Accounts:


                                                                                       Amounts
                                                                                       Due to
                                   Balance at                                       Acquisitions                  Balance
                                    Beginning      Charged to      Write-offs,           and                     at End of
             Description             of Year       Operations          Net          Dispositions     Other         Year
             -----------             -------       ----------          ---          ------------     -----         ----

     December 31, 1996               $18,908        $13,500        $(18,510)       $       (8)    $     -       $13,890
                                 =========================================================================================

     December 31, 1997               $13,890        $10,809        $(13,897)          $11,294     $     -       $22,096
                                 =========================================================================================

     December 31, 1998               $22,096        $52,937        $(48,164)          $11,332     $     -       $38,201
                                 =========================================================================================

     Accrued Restructuring Charges:

                                                                                   Amounts       Adjustments
                                 Balance at          New            Amounts        Charged            to           Balance
                                 Beginning      Restructuring       Due to         Against         Accrued        at End of
     Description                  of Year          Charges       Acquisitions      Accrual         Amounts           Year
     -----------                  -------          -------       ------------      -------         -------           ----

     December 31, 1997           $   -            $   5,780        $ 13,469       $   -          $    -         $ 19,249
                               ===========================================================================================

     December 31, 1998           $19,249          $  13,000        $   -          $(10,107)      $ (6,831)      $ 15,311
                               ===========================================================================================


        (b) UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of PharMerica included elsewhere herein and the historical consolidated financial statements, including the notes thereto, of Bergen which have previously been filed by Bergen with the Securities and Exchange Commission. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma condensed combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the Merger or any merger-related expenses.

              Unaudited Pro Forma Condensed Combined Balance Sheet

     The following unaudited pro forma condensed combined balance sheet presents, under the purchase method of accounting, the consolidated balance sheets of Bergen and PharMerica combined as of December 31, 1998, as if the Merger had occurred on that date.


                                                                                                                         Pro Forma
                                                   Bergen Brunswig             PharMerica           Pro Forma            Combined
                                                  December 31, 1998         December 31, 1998     Adjustments (1)    Balances (2)(3)
                                                  -----------------         -----------------     ---------------    ---------------

                                                                                        (In thousands)

                    Assets
Current assets:
  Cash and cash equivalents                            $68,344               $32,312         $          --                $100,656
  Receivables, net                                   1,047,285               250,711               (14,558)(d)           1,283,438
  Inventories                                        1,966,727                55,686                                     2,022,413
  Income taxes receivable                               23,264                    --                                        23,264
  Deferred income taxes                                     --                37,017                                        37,017
  Other current assets                                   9,184                 9,507                                        18,691
                                                     ---------               -------               --------              ---------
         Total current assets                        3,114,804               385,233               (14,558)              3,485,479
                                                     ---------               -------               --------              ---------

Property-at cost                                       292,241               113,168                                       405,409
Accumulated depreciation and amortization             (145,290)              (48,981)                                     (194,271)
                                                     ---------               -------                                     ----------

  Property--net                                        146,951                64,187                                       211,138
                                                     ---------               -------             ---------               ---------
  Goodwill                                             257,679               699,313             1,103,530 (a)           1,361,209
                                                                                                  (699,313)(a)
  Deferred income taxes                                  7,647                    --                                         7,647
  Deferred charges and other assets                    100,786                15,592                                       116,378
                                                     ---------                ------              --------               ---------

         Total assets                               $3,627,867            $1,164,325              $389,659              $5,181,851
                                                     =========             =========               =======               =========
          Liabilities and Shareowners' Equity
  Current liabilities:
    Accounts payable and accrued liabilities        $2,037,406               $95,940              $(14,558)(d)          $2,118,788
    Customer credit balances                           160,278                    --                                       160,278
    Deferred income taxes                               76,647                    --                                        76,647
    Current portion of long-term obligations             1,913                 6,151                                         8,064
                                                     ---------                ------               ---------             ---------
         Total current liabilities                   2,276,244               102,091               (14,558)              2,363,777
                                                     ---------               -------               ---------             ---------

  Long-term debt                                       668,359               591,552                                     1,259,911
  Deferred income taxes                                  --                   26,567               (19,652)(e)               6,915
  Other long-term liabilities                           15,719                11,280                                        26,999
                                                     ---------               -------               --------              ---------

         Total long-term obligations                   684,078               629,399               (19,652)              1,293,825
                                                     ---------               -------               --------              ---------
  Shareowners' equity:
   Common stock                                        168,465                   894                  (894)(c)             205,337
                                                                                                    36,872 (b)
   Paid-in capital                                      88,103               417,114               819,832 (b)             907,935
                                                                                                  (417,114)(c)
   Retained earnings                                   481,537                14,827               (14,827)(c)             481,537
   Other                                                   185                    --                                           185
                                                      --------               -------               --------              ---------
         Total                                         738,290               432,835               423,869               1,594,994

   Treasury shares                                     (70,745)                   --                                       (70,745)
                                                      --------               -------               -------               ---------

             Total shareowners' equity                 667,545               432,835               423,869               1,524,249
                                                     ---------             ---------               -------               ---------

             Total liabilities and shareowners'
                equity                              $3,627,867            $1,164,325              $389,659              $5,181,851
                                                     =========             =========               =======               =========

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.


     Unaudited Pro Forma Condensed Combined Statement of Earnings


Twelve Months Ended September 30, 1998

         The following table sets forth the condensed combined statement of earnings of PharMerica and Bergen as if the two companies had combined on October 1, 1997. Bergen's historical fiscal year ends on September 30, while PharMerica's historical fiscal year ends on December 31. For purposes of combining PharMerica's historical financial information with Bergen's historical financial information in the following pro forma condensed combined statement of earnings, the financial information of Bergen for the fiscal year ended September 30, 1998 has been combined with PharMerica's financial information for the three months ended December 31, 1997 (the last three months of PharMerica's fiscal year ended December 31, 1997) and PharMerica's financial information for the nine months ended September 30, 1998.

                                               Fiscal Year
                                                  Ended            Twelve Months
                                              September 30,            Ended
                                                   1998             September 30,                                   Pro Forma
                                                  Bergen                1998               Pro Forma                Combined
                                                 Brunswig             PharMerica         Adjustments(1)             Results(2)(3)
                                              -----------          -------------         -----------                -------
                                                                   (In thousands, except per share amounts)

Net sales and other revenues:
  Excluding  bulk  shipments to customers'
    warehouses                                  $13,720,017          $1,047,410          $(471,232)(f)               $14,296,195
  Bulk shipments to customers' warehouses         3,401,651                  --                                        3,401,651
                                                 ----------           ---------           ---------                   ----------
          Total net sales and other revenues     17,121,668           1,047,410           (471,232)                   17,697,846
                                                 ----------           ---------           ---------                   ----------
Costs and other expenses:
  Cost of sales                                  16,371,403             594,169           (471,232)(f)                16,494,340
  Distribution,   selling,   general   and
    administrative expenses                        534,119              401,242              2,675 (g)                   938,036
  Special charges (4)                              110,247              123,650            (99,000)(g)                   134,897
                                                 ----------            ---------          ---------                   ----------
          Total costs and expenses              17,015,769            1,119,061           (567,557)                   17,567,273
                                                ----------            ---------           ---------                    ---------
Operating earnings (loss) (4)                      105,899              (71,651)            96,325                       130,573
Net interest expense                                39,996               30,404             (1,865)(h)                    68,535
                                                 ----------           ---------           ---------                   ----------
Earnings   (loss)  before   provision  for
  taxes on income                                   65,903             (102,055)            98,190                        62,038
Provision for taxes on income                       62,801                  791                879(i)                     64,471
                                                 ----------           ---------             ------                        ------
Net earnings (loss)(4)                              $3,102          $  (102,846)          $ 97,311                       $(2,433)
                                                 ==========           =========             ======                        ======
Earnings (loss) per share (4)(5):
  Basic                                              $0.03                                                               $ (0.02)
                                                 ==========                                                               =======
  Diluted                                            $0.03                                                               $ (0.02)
                                                 ==========                                                               =======
Weighted average number of common
  shares outstanding (5):
  Basic                                             101,118                                                              123,631
                                                 ==========                                                              =======
  Diluted                                           102,620                                                              125,133
                                                 ==========                                                              =======

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.


Three Months Ended December 31, 1998

         The  following  table sets forth the  condensed  combined  statement of earnings of PharMerica and Bergen as if the two companies had combined on October 1, 1998. For purposes of combining PharMerica's historical financial information with Bergen's historical financial information in the following pro forma condensed combined statement of earnings, the financial information of Bergen for the first three months of its current fiscal year has been combined with PharMerica's financial information for the last three months of PharMerica's fiscal year ended December 31, 1998.

                                                                                                                       Pro Forma
                                                             Bergen                              Pro Forma             Combined
                                                            Brunswig         PharMerica         Adjustments(1)         Results(2)(3)
                                                            --------         ----------         -----------            -------
                                                                           Three Months Ended December 31, 1998
                                                                         (In thousands, except per share amounts)

Net sales and other revenues:
  Excluding bulk shipments to customers' warehouses         $3,960,106        $293,812          $(144,708)(f)           $4,109,210
  Bulk shipments to customers' warehouses                    1,060,212              --                                   1,060,212
                                                             ---------         -------            --------               ---------
          Total net sales and other revenues                 5,020,318         293,812            144,708)               5,169,422
                                                             ---------         -------            --------               ---------
Costs and other expenses:
  Cost of sales                                              4,821,690         170,706           (144,708)(f)            4,847,688
  Distribution,  selling,  general and administrative
    expenses                                                   143,048         102,053                657 (g)              245,758
                                                             ---------         -------           --------                ---------
          Total costs and expenses                           4,964,738         272,759           (144,051)               5,093,446
                                                             ---------         -------            -------                ---------
Operating earnings                                              55,580          21,053               (657)                  75,976
Net interest expense                                             8,718          11,094               (366)(h)               19,446
                                                             ---------         -------            --------               ---------
Earnings before provision for taxes on income                   46,862           9,959               (291)                  56,530
Provision for taxes on income                                   18,979           4,136                928 (i)               24,043
                                                             ---------         -------            --------               ---------
Net earnings                                                   $27,883          $5,823            $(1,219)                 $32,487
                                                             =========         =======            ========               =========
Earnings per share (5):

  Basic                                                          $0.27                                                       $0.25
                                                               =======                                                       =====
  Diluted                                                        $0.27                                                       $0.25
                                                               =======                                                       =====
Weighted average number of common shares outstanding (5):

  Basic                                                        103,170                                                     127,751
                                                               =======                                                     =======
  Diluted                                                      104,968                                                     129,551
                                                               =======                                                     =======

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.


      Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Pro Forma Adjustments

     (a) Represents the preliminary computation of the excess of the purchase price over the estimated fair value of the tangible net assets acquired ("goodwill") associated with the acquisition of PharMerica by Bergen. Under the Merger Agreement, Bergen will acquire all of the capital stock of PharMerica at the exchange ratio described in Note 3 below. Assuming that the acquisition was consummated on December 31, 1998, Bergen would have recorded goodwill of approximately $1,103.5 million, would have issued approximately 24.6 million shares of Bergen Common Stock based on approximately 89.4 million shares of PharMerica Common Stock outstanding on that date, and would have completed the transaction at a cost of approximately $856.7 million, based on Bergen's closing stock price of $34.875 on December 31, 1998. In addition, goodwill was decreased by PharMerica's historical goodwill of $699.3 million at December 31, 1998, as required under the purchase accounting method.

     (b) Represents the issuance of shares of Bergen Common Stock as described in adjustment (a) above.

     (c) Represents the elimination of PharMerica's historical stockholders' equity balances.

     (d)  Represents  the  elimination  of  Bergen's  accounts   receivable  and
          PharMerica's related accounts payable at December 31, 1998.

     (e) Represents the elimination of PharMerica's historical long-term deferred income tax liability related to that portion of PharMerica's historical goodwill which is deductible for federal income tax purposes.

     (f) Represents the elimination of Bergen's sales to PharMerica and elimination of PharMerica's related cost of sales for the twelve-month and three-month periods ended September 30, 1998 and December 31, 1998, respectively. The unrealized gross profit on Bergen's products remaining in PharMerica's beginning and ending inventory was not material in either period.

     (g) Represents the estimated effect of increased goodwill amortization expense of $2.7 million and $0.7 million for the twelve-month and three-month periods ended September 30, 1998 and December 31, 1998, respectively, attributable to additional goodwill recorded in the combination of Bergen and PharMerica as described in adjustment (a) above over a 40-year amortization period. Also represents the reversal of PharMerica's historical goodwill writedown of $99.0 million during the twelve months ended September 30, 1998, assuming that the Merger was consummated at the beginning of that period, as required under the purchase accounting method.

     (h) Represents the estimated effect of decreased interest expense attributable to Bergen's assumption of PharMerica's borrowings under its credit facility at an effective cost of 5.74% and 5.42% for the twelve months and three months ended September 30, 1998 and December 31, 1998, respectively. The effect of decreased interest expense on the remainder of PharMerica's indebtedness to be assumed by Bergen in the Merger has not been estimated because it is possible that Bergen may not refinance such indebtedness.

     (i) Represents an increase of $0.9 million related to the establishment of the pro forma consolidated income tax provision for the twelve months ended September 30, 1998 and the three months ended December 31, 1998.

Note 2. Reclassifications

         Certain reclassifications have been made to the unaudited historical financial statements of PharMerica to conform to the presentation expected to be used by the combined companies.

Note 3. Exchange Ratio

         Under the Merger Agreement, each outstanding share of PharMerica Common Stock will be converted into 0.275 of a share of Bergen Common Stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.

Note 4. Effect of Special Charges

         Bergen's historical amounts for the twelve months ended September 30, 1998 include special pre-tax charges for writedown of goodwill of $87.3 million, merger expenses of $14.6 million, abandonment of capitalized software of $5.3 million and restructuring expenses of $3.0 million. PharMerica's historical amounts for the twelve months ended September 30, 1998, excluding the goodwill writedown of $99.0 million described in Note 1(g) above, include pre-tax charges for restructuring expenses of $15.0 million, impairment losses of $5.2 million and a loss on disposition of a business of $4.5 million. The effect of these special charges on the unaudited pro forma condensed combined results for the twelve months ended September 30, 1998 was to:

        -        reduce pro forma net earnings by $117.8 million; and

        -        reduce pro forma diluted earnings per share by $0.93 per share.

Note 5. (Loss) Earnings per Share

         The pro forma (loss) earnings per share reflects the weighted average number of shares of Bergen Common Stock that would have been outstanding if the Merger occurred at the beginning of the periods presented, based upon an exchange ratio of 0.275 shares of Bergen Common Stock to be issued for each share of PharMerica Common Stock outstanding, and the dilutive impact of stock options and warrants using the treasury stock method. All PharMerica options and warrants are assumed to be converted into options and warrants for shares of Bergen Common Stock at the exchange ratio before application of the treasury stock method.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               BERGEN BRUNSWIG CORPORATION



                                               By:  _____________________
                                                    Milan A. Sawdei
                                                    Executive Vice President

                                  EXHIBIT INDEX

     2.1 Agreement and Plan of Merger, dated as of January 11, 1999, among the Registrant, Peacock Merger Corp. and PharMerica, Inc. is incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-74445) as filed with the Securities and Exchange Commission on March 16, 1999

     23.1 Consent of Arthur Andersen LLP

     23.2 Consent of Ernst & Young LLP